NEWS RELEASE
For Immediate Release	Contact: Investor Relations
August 15, 2007
(206) 298-2909

EMERITUS COMPLETES THE PURCHASE OF 41 COMMUNITIES

SEATTLE, WA, August 15, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced that it has completed the acquisition of 41 communities from Health Care Property Investors, Inc. (NYSE: HCP), a national real estate investment trust.  Emeritus has acquired a total of 33 communities formerly leased by the Company and eight communities currently leased by Summerville Senior Living, Inc., an entity the Company announced a merger agreement with in March 2007.  The 41 communities are comprised of 3,732 units in 17 states and offer assisted living, memory loss, and independent services to seniors.  The purchase price is $501.5 million, excluding closing costs.

The acquisition was partially financed by Capmark Financial, Inc. through mortgage debt of $302.9 million at a weighted average interest rate of 6.557%.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates, or has an interest in, 206 communities representing capacity for approximately 16,777 units and 20,441 residents in 34 states.  Additional information on Emeritus can be found at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as:  the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations,  and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.